Exhibit 99.2

Investor Update[1]	Issue Date: January 22, 2024
This Investor Update provides guidance and certain other forward-looking statements about United Airlines Holdings, Inc. (the "Company" or "UAL"). The information in this Investor Update contains the preliminary financial and operational outlook for the Company for first-quarter and full-year 2024, among other items.

	Estimated 1Q 2024	Estimated FY 2024
Total revenue per available seat mile (TRASM) YOY	~Flat	-
Adjusted cost or operating expense per available seat mile (CASM-ex) YOY[2]	Up mid-single digits	-
Adjusted diluted earnings per share[3]	($0.85)-($0.35)	$9.00-$11.00
Adjusted capital expenditures (in billions)[4]	-	~$9

Supplemental Information:

CASM-ex: For the first quarter 2024, the Company estimates that the Boeing 737 MAX 9 grounding will have an impact of approximately 3 percentage points of incremental CASM-ex2 based on the fleet being grounded January 6, 2024 through January 31, 2024. This assumption is reflected in the guidance above.

1 The guidance provided in this Investor Update reflects our current expectations and our actual results and timing may vary materially based on various factors that include, but are not limited to, those discussed below under "Cautionary Statement Regarding Forward-Looking Statements" and in Part I, Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the period ended September 30, 2023, and in "Economic and Market Factors" and “Governmental Actions” in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company's Report on Form 10-Q for the period ended September 30, 2023. The guidance is only effective as of the date given and should not be considered updated or affirmed unless and until we publicly announce updated or affirmed guidance. Management will also discuss certain business outlook items during its regularly scheduled quarterly earnings conference call on January 23, 2024. This Investor Update should be read in conjunction with the Company's earnings release issued in connection with this Investor Update and its filings with the U.S. Securities and Exchange Commission (the "SEC").
2 CASM-ex (adjusted cost or operating expense per available seat mile) is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). CASM-ex is calculated as cost or operating expense per available seat mile ("CASM") excluding fuel expense, profit sharing, third-party business expenses and special charges. We are not providing a target for or a reconciliation to CASM, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.
3 Adjusted diluted earnings per share is a non-GAAP financial measure that excludes operating and nonoperating special charges and unrealized (gains) losses on investments, net. We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.
4 Adjusted capital expenditures is a non-GAAP financial measure calculated as capital expenditures, net of flight equipment purchase deposit returns, plus property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities. We are not providing a target for or a reconciliation to capital expenditures, net of flight equipment purchase deposit returns, the most directly comparable GAAP measure, because we are not able to predict non-cash capital expenditures without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.

Profit Sharing: Based on profit sharing plans in current labor agreements, for 2024 the Company expects to accrue the sum of:

•Approximately 3.7% of total adjusted pre-tax earnings up to a 6.9% adjusted pre-tax margin5, plus approximately 3.8% of total adjusted pre-tax earnings above a 6.9% adjusted pre-tax margin5.
•Approximately 5.8% of total adjusted pre-tax earnings up to $2.5 billion adjusted pre-tax earnings, plus approximately 12.2% of total adjusted pre-tax earnings above $2.5 billion adjusted pre-tax earnings.
•Approximately 2.9% for all adjusted pre-tax earnings above the prior year’s adjusted pre-tax earnings.

Profit sharing adjusted pre-tax earnings is calculated as GAAP pre-tax income (loss), excluding special charges, profit sharing expense and share-based compensation program expense. The Company estimates that share-based compensation expense for the purposes of the profit sharing adjusted pre-tax earnings calculation will be approximately $25 million for the first quarter of 2024.

Fleet Plan: As of January 22, 2024, the Company's fleet plan was as follows:

	1Q 2024E	2Q 2024E	3Q 2024E	YE 2024E
B777-200/300	96	96	96	96
B787-8/9/10	71	71	75	78
B767-300/400	53	53	53	53
B757-200/300	61	61	61	61
B737 MAX	175	198	222	233
B737-700/800/900	329	329	329	329
A319/A320	170	168	165	163
A321neo/XLR	8	13	23	31
Total Mainline Aircraft	963	989	1024	1044

50-seat (ERJ-145, CRJ-200, CRJ-550)	158	158	158	158
70/76-seat (CRJ-700, CRJ-900, EMB-170, EMB-175, EMB-175LL)	255	255	255	255
Total Regional Aircraft	413	413	413	413

Note: Above figures correspond with current expectations for future delivery dates, which are subject to change.
5 We are not providing a target for or a reconciliation to pre-tax margin, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to predict the probable significance of such items.

Cautionary Statement Regarding Forward-Looking Statements
This Investor Update contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the Company’s anticipated financial results, profit sharing payouts and fleet plans. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the Company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the Company's control and could cause the Company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned", "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements. Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this Investor Update are based upon information available to the Company on the date of this Investor Update. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.
The Company’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the continuation of the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and to Tel Aviv as a result of the Israeli-Palestinian military conflict and an escalation of the broader economic consequences of the conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and under "Economic and Market Factors" and “Governmental Actions” in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the period ended September 30, 2023, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.
Non-GAAP Financial Information and Financial Guidance
The Company refers to financial measures that are not in accordance with GAAP. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this Investor Update that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the Company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the Company’s filings with the SEC and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. The Company encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The Company does not provide a reconciliation of forward-looking measures where the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company's control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
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